Exhibit 10.2

Execution Copy

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

April 27, 2012

among

TESCO US HOLDING LP,
as US Borrower,

TESCO CORPORATION,
as Canadian Borrower,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

___________________________

J.P. MORGAN SECURITIES LLC,
as Sole Bookrunner and Sole Lead Arranger

TABLE OF CONTENTS

SCHEDULES:
Schedule 2.01 -- Commitments
Schedule 2.06 -- Existing Letters of Credit
Schedule 3.06 -- Disclosed Matters
Schedule 6.01 -- Existing Indebtedness
Schedule 6.02 -- Existing Liens
Schedule 6.04 -- Existing Investments
Schedule 6.08 -- Existing Restrictions

EXHIBITS:
Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Form of Notes
Exhibit C-1 -- U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C-2 -- U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit C-3 -- U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C-4 -- U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 27, 2012, is among TESCO US HOLDING LP, TESCO CORPORATION, the LENDERS party hereto from time to time, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

RECITALS

A.    The Borrowers, the lenders party thereto (the "Existing Lenders") and JPMorgan Chase Bank, N.A., as administrative agent for such Existing Lenders, are each party to an Amended and Restated Credit Agreement dated as of June 5, 2007 (which amended and restated a Credit Agreement dated as of November 2, 2005, as amended), as amended (the "Existing Credit Agreement").

B.    The Borrowers have requested that the Lenders, including each lender becoming a Lender on the date hereof, and the Administrative Agent amend and restate the Existing Credit Agreement as herein provided, and the Lenders and the Administrative Agent are willing to amend and restate the Existing Credit Agreement on the terms and conditions herein set forth.

AGREEMENT

In consideration of the premises and of the mutual agreements herein contained, the parties hereto agree that the Existing Credit Agreement shall be amended and restated in its entirety as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

"ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

"Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Parent or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person.

"Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 0.0001%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

"Administrative Agent" means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means (a) with respect to Loans denominated in U.S. Dollars, the Alternate Base Rate - U.S., and (b) with respect to Loans denominated in Canadian Dollars, the Alternate Base Rate - Canada.

“Alternate Base Rate - Canada” means, for any day, the greater of (a) the Canadian Prime Rate and (b) the CDOR Rate for a one month term in effect from time to time plus 100 basis points per annum.

"Alternate Base Rate - U.S." means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% or (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

"Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitments; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, "Applicable Percentage" shall mean the percentage of the total Commitments (disregarding any Defaulting Lender's Commitment) represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender's status as a Defaulting Lender at the time of determination.

"Applicable Rate" means, for any day, with respect to any Eurodollar Loan, ABR Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "Eurodollar Spread" , “ABR Spread” or "Commitment Fee Rate", as the case may be, based upon the Leverage Ratio as of the most recent determination date:

Level	Leverage Ratio	Eurodollar Spread	ABR Spread	Commitment Fee Rate
I	≤ 1.0:1.0	2%	1%	0.375%
II	> 1.0:1.0 and ≤ 1.5:1.0	2.25%	1.25%	0.375%
III	> 1.50:1.0 and ≤ 2.0:1.0	2.5%	1.5%	0.5%
IV	> 2.0:1.0 and ≤ 2.5:10.0	2.75%	1.75%	0.5%
V	> 2.50:1.0	3%	2%	0.5%

The Applicable Rate shall be determined in accordance with the foregoing table based on the Leverage Ratio as of the end of each Fiscal Quarter, as calculated for the four most recently ended consecutive Fiscal Quarters of the Parent. Adjustments, if any, to the Applicable Rate shall be effective five Business Days after the Administrative Agent is scheduled to receive the applicable financials under Section 5.01(a) or (b) and certificate under Section 5.01(c). If the Parent fails to deliver the financials to the Administrative Agent at the time required hereunder, then the Applicable Rate shall be set at Level V until such financials are so delivered. As of the Effective Date the Applicable Rate shall be set at Level I, and shall be adjusted for the first time based on the financials for the Fiscal Quarter ending March 31, 2012.

"Approved Fund" has the meaning assigned to such term in Section 9.04.

"Asset Sale" means any sale, transfer, lease or other disposition (in one transaction or in a series of transactions) of any asset (in each case, whether now owned or here-after acquired) of the Parent of any Subsidiary, excluding (a) sales and leases of inventory in the ordinary course of business, (b) sales, transfers, leases or other dispositions from the Parent or any Subsidiary to a Loan Party and sales among Subsidiaries that are not Loan Parties, and (c) sales of drilling equipment during or at the termination of short term (less than 36 months in duration) leases, lease purchase or rental agreements thereof to the lessor under such lease if the intent at the inception of such lease, lease purchase or rental agreement was for such lessor to purchase such drilling equipment, in each case in the ordinary course of business and consistent with past practices.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

"Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Commitments.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of any Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

"Bankruptcy Event" means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

"Beneficial Owner" means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

"Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Borrowers" means the US Borrower and the Canadian Borrower.

"Borrowing" means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

"Borrowing Request" means a request by a Borrower for a Borrowing in accordance with Section 2.03.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market, and when used in connection with a Swingline Canadian Loan, the term "Business Day" shall also exclude any day on which commercial banks in Toronto, Ontario are authorized or required by law to remain closed.

"Canadian Borrower" means the Parent as the borrower of Swingline Canadian Loans hereunder.

"Canadian Dollars" or "C$" means the lawful currency of Canada.

"Canadian Lender" means any Lender that (a) is incorporated under the laws of Canada or a province thereof, (b) is an "authorized foreign bank" as defined under the Income Tax Act (Canada) that will receive all amounts paid or credited to it with respect to the Swingline Canadian Loans or Letters of Credit for the account of a Canadian LC Obligor in respect of its "Canadian banking business" for the purposes of the Income Tax Act (Canada) or (c) the Minister of National Revenue is satisfied that payments made to it hereunder would not be subject to Canadian withholding taxes pursuant to Regulation 805(2) of the Income Tax Act (Canada).

“Canadian Pension Plan” means any “pension plan” or “plan” that is subject to the funding requirements of the Pension Benefits Act (Ontario) or applicable pension benefits legislation in any other Canadian jurisdiction and is applicable to employees resident in Canada of a Parent or any of its Subsidiaries.

“Canadian Prime Rate” means, on any day, the annual rate of interest announced from time to time by the Administrative Agent as being its reference rate then in effect for determining interest rates on Canadian Dollar-denominated commercial loans made by it in Canada.

“Canadian Welfare Plan” means any medical, health, hospitalization, insurance or other employee benefit or welfare plan or arrangement applicable to employees resident in Canada of a Parent or any of its Subsidiaries.

"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CDOR Rate” means for the relevant interest period, the Canadian deposit offered rate which, in turn means on any day the sum of: (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant interest period for Canadian Dollar-denominated bankers' acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest); plus (b) 0.10% per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian Dollars for the applicable interest period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day.

"Change in Control" means the occurrence of any of the following events: (a) the Parent ceases to own directly or indirectly 100% of the Equity Interests in the US Borrower; (b) the Parent ceases to own, either directly or indirectly, 100% of the Equity Interests in any of its material U.S. or Canadian Subsidiaries other than the US Borrower other than (i) as a result of a sale of asset or merger permitted under Section 6.03, (ii) any directors' qualifying shares mandated by applicable law, and (iii) with respect to any Subsidiary that is organized in a foreign jurisdiction, to the extent that such Subsidiary is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction; (c) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (d) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

"Change in Law" means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
"Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Collateral" means, collectively, the "Collateral" under and as defined in, and any other assets upon which a Lien has been granted by, any of the Collateral Documents.

"Collateral Documents" means, collectively, the Security Agreements, the Guaranties and all other agreements or documents granting or perfecting a Lien in favor of the Administrative Agent for the benefit of the Lenders or otherwise providing support for the Secured Obligations at any time (including without limitation all such agreements executed pursuant to the Existing Credit Agreement), as any of the foregoing may be amended or modified from time to time.

"Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders' Commitments is $125,000,000.

“Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of the Parent and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (a) Consolidated Interest Expense, (b) expense for taxes paid or accrued net of tax refunds, (c) depreciation, (d) amortization, (e) non-cash charges relating to any compensation deduction as a result of the grant of any stock or other Equity Interests to employees, officers or directors, (f) non-cash foreign currency exchange gains and losses, (g) extraordinary non-cash losses incurred other than in the ordinary course of business, and (h) other non-cash losses and expenses determined in accordance with GAAP, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business and all non-cash gains or other income determined in accordance with GAAP, all calculated for the Parent and its Subsidiaries on a consolidated basis.

"Consolidated Funded Indebtedness" means at any time the (a) all obligations of the Parent and its Subsidiaries for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of the Parent and its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of the Parent and its Subsidiaries upon which interest charges are customarily paid, (d) all obligations of the Parent and its Subsidiaries under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of the Parent and its Subsidiaries in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Parent and its Subsidiaries, whether or not the Indebtedness secured thereby has been assumed, and (g) any other Indebtedness or other financial accommodation (excluding current accounts payable incurred in the ordinary course of business) of the Parent and its Subsidiaries which in accordance with GAAP would be shown as a liability on a consolidated balance sheet, all as calculated on a consolidated basis for the Parent and its Subsidiaries.

"Consolidated Interest Expense" means, with reference to any period, the interest expense of the Parent and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Parent and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Worth” means at any time the consolidated stockholders' equity of the Parent and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Tangible Assets” means, as of any date, Consolidated Total Assets at such date, after deducting therefrom, to the extent included in Consolidated Total Assets, the amounts of: (a) minority interests in Subsidiaries held by Persons other than the Parent or a Subsidiary, and (b) all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other assets classified as intangibles in accordance with GAAP.

“Consolidated Total Assets” means, as of any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Parent and its Subsidiaries at such date.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

"Credit Party" means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Defaulting Lender" means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender's good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender's good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit (unless such writing or public statement indicates that such position is based on such Lender's good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under such other agreements cannot be satisfied), (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party's receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a parent entity that has, become the subject of a Bankruptcy Event.
"Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

"Disqualified Stock" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part.

"Dollar", "dollar" or "$" refers to lawful money of the United States of America.

"Dollar Equivalent" means, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any other currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section.

"Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

"Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to public health and safety matters.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Interests " means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

"Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

"Event of Default" has the meaning assigned to such term in Article VII.

"Exchange Rate" means on any day, for purposes of determining the Dollar Equivalent of any currency other than Dollars, the rate at which such currency may be exchanged into Dollars at the time of determination on such day on the Reuters Currency pages, if available, for such currency. In the event that such rate does not appear on any Reuters Currency pages, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably determined by the Administrative Agent, or, in the absence of such service, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

"Excluded Taxes" means, with respect to any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on such date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender's failure to comply with Section 2.17(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.17(a).

“Existing Letter of Credit” means a letter of credit issued and outstanding as of the date hereof and listed on Schedule 2.06 hereto.

"Existing Lenders" is defined in the recitals to this Agreement.

"Existing Credit Agreement" is defined in the recitals to this Agreement.

"Exiting Lender" is defined in Section 2.01(b).

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Parent.

"Fiscal Quarter" means any of the quarterly accounting periods of the Parent ending on March 31, June 30, September 30 and December 31 of each year.
"Fiscal Year" means any of the annual accounting periods of the Parent ending on December 31 of each year.

"GAAP" means generally accepted accounting principles in the United States of America.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

"Guarantor" means (a) each present and future Subsidiary organized under the laws of the United States or any State or other political subdivision thereof; (b) each present and future Subsidiary organized under the laws of Canada or any Province or other political subdivision thereof; (c) each Material Non-U.S./Canadian Subsidiary Guarantor; (d) each other Non-U.S./Canadian Subsidiary elected by the Parent at any time to be a Guarantor which delivers a Guaranty hereunder and satisfies the conditions to being a Guarantor under Section 5.09(d); and (e) each Borrower, each of which shall be a Guarantor with respect to the Secured Obligations of the other Borrower and the other Loan Parties.

"Guaranty" means each guaranty executed by a Guarantor, which shall be in form and substance reasonably satisfactory to the Administrative Agent, including without limitation all such existing guaranties executed pursuant to the Existing Credit Agreement.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"IFRS" means the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee and adapted for use in the European Union.

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (h) all Off-Balance Sheet Liabilities of such Person, (i) all obligations under any Disqualified Stock of such Person, (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (k) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

"Indemnified Taxes" means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

"Ineligible Institution" has the meaning assigned to it in Section 9.04(b).

“Interest Coverage Ratio” means, the ratio, determined as of the end of each of Fiscal Quarter of the Parent for the most-recently ended four Fiscal Quarters, of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, all calculated for the Parent and its Subsidiaries on a consolidated basis.

"Interest Election Request" means a request by the US Borrower to convert or continue a Borrowing in accordance with Section 2.08.

"Interest Payment Date" means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid or as otherwise required by the Swingline Lender.

"Interest Period" means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter or such other periods agreed to by all Lenders, as the US Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

"IRS" means the United States Internal Revenue Service.

"Issuing Bank" means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate and, for purposes of issuing Letters of Credit to any Canadian LC Obligor, "Issuing Bank" shall mean JPMorgan Chase Bank, N.A., Toronto Branch.
"LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

"LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the US Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

"LC Obligor" means any Loan Party or, if acceptable to the Issuing Bank, any other Subsidiary.

"Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

"Letter of Credit" means any letter of credit issued pursuant to this Agreement.

"Leverage Ratio" means, at any time, the ratio of (a) Consolidated Funded Indebtedness at such time to (b) Consolidated EBITDA, as calculated for the four consecutive Fiscal Quarters of the Parent most recently ended as of such time.

"LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities to the extent that any such right is intended to have an effect equivalent to that of a security interest in such securities.

"Loan Documents" means this Agreement, any Note, the Collateral Documents, any subordination agreement and any other agreement, instrument or other document executed in connection therewith (including without limitation all other agreements, instruments and other documents executed pursuant to the Existing Credit Agreement).

"Loan Party" means either Borrower or any Guarantor.

"Loans" means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

"Local Time" means (a) with respect to a Loan or Borrowing denominated in Dollars, Houston time, and (b) with respect to any Swingline Canadian Loan, Toronto time.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Parent and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

"Material Indebtedness" means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent and its Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Parent or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Non-U.S./Canadian Subsidiary” means, as of the date of any determination, any Non-U.S./Canadian Subsidiary that (a) represented more than 5% of the Consolidated Total Assets, or (b) accounted for more than 5% of Consolidated EBITDA (as calculated for the four consecutive Fiscal Quarters then ending), in each case determined based on the most recent financial statements of the Parent delivered pursuant to Section 5.01(a) or (b).

“Material Non-U.S./Canadian Subsidiary Guarantor” means each Material Non-U.S./Canadian Subsidiary that may execute, deliver and perform the obligations of a Guarantor under a Guaranty without (a) violating any laws applicable to such Material Non-U.S./Canadian Subsidiary; (b) causing a breach of its organizational documents, or (c) imposing any material adverse tax impact on the Parent; in each case provided that the Parent shall take, and cause the Subsidiaries to take, commercially reasonable steps to remove any such impediment from a Material Non-U.S./Canadian Subsidiary becoming a Material Non-U.S./Canadian Subsidiary Guarantor.

"Moody's" means Moody's Investors Service, Inc.

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party or ERISA Affiliate is making or accruing any obligation to make contributions.

"Net Cash Proceeds" means, without duplication (a) in connection with any sale or other disposition of any asset or any settlement by, or receipt of payment in respect of, any property insurance claim or condemnation award, the cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such sale, settlement or payment, net of reasonable and documented attorneys' fees, accountants' fees, investment banking fees, consultants' fees, real estate commissions, survey costs, title insurance premiums, transfer taxes, deed or mortgage recording taxes, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such sale, insurance claim or condemnation award (other than any Lien in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders) and other customary fees actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof and (b) in connection with any issuance or sale of any Equity Interests or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of investment banking fees, reasonable and documented attorneys' fees, accountants' fees, underwriting discounts and commissions and other reasonable and customary fees and expenses actually incurred in connection therewith.

"Non-U.S. Lender" means a Lender that is not a U.S. Person.

"Non-U.S./Canadian Guarantor" means each present and future Non-U.S./Canadian Subsidiary that is a Guarantor.

"Non-U.S./Canadian Subsidiary" means each present and future Subsidiary that is not organized under the laws of the United States or any State or other political subdivision thereof or under the laws of Canada or any Province or other political subdivision thereof.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, the LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent or any Related Party arising under the Loan Documents.

"Off-Balance Sheet Liability" of a Person means (i) any obligation under a sale and leaseback transaction which is not a Capital Lease Obligation, (ii) any so-called "synthetic lease" or "tax ownership operating lease" transaction entered into by such Person, (iii) the amount of obligations outstanding under the legal documents entered into as part of any asset securitization or similar transaction on any date of determination that would be characterized as principal if such asset securitization or similar transaction were structured as a secured lending transaction rather than as a purchase or (iv) any other transaction (excluding operating leases for purposes of this clause (iv)) which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person; in all of the foregoing cases, calculated based on the aggregate outstanding amount of obligations outstanding under the legal documents entered into as part of any such transaction on any date of determination that would be characterized as principal if such transaction were structured as a secured lending transaction, whether or not shown as a liability on a consolidated balance sheet of such Person, in a manner reasonably satisfactory to the Administrative Agent.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

"Other Taxes" means any present or future stamp, court, documentary intangible, recording, filing or similar other excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

"Parent" means Tesco Corporation, an Alberta, Canada corporation.

"Participant" has the meaning set forth in Section 9.04.

"Participant Register" has the meaning assigned to such term in Section 9.04(c).

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

"Permitted Encumbrances" means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent or any Subsidiary;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

"Permitted Investments" means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

(c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or Canada which has a combined capital and surplus and undivided profits of not less than $500,000,000 or any foreign bank which has a combined capital and surplus and undivided profits of not less than $500,000,000 that ate rated at least "A-1" by S&P or "P-1" by Moody's or any comparable rating from any comparable foreign rating agency;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

"Recipient" means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

"Register" has the meaning set forth in Section 9.04.

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Parent and its Subsidiaries from information furnished by or on behalf of the Parent or any of its Subsidiaries or otherwise with respect to the assets or financial condition of the Parent or any of its Subsidiaries, which Reports may be distributed to the Lenders by the Administrative Agent.

"Required Lenders" means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that (a) the Revolving Credit Exposure and unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time and (b) for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, any Lender that is the Borrower, or any Affiliate of the Borrower shall be disregarded.

"Restricted Payment" means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent or any Subsidiary, or (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Parent or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Parent or any Subsidiary.

"Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and Swingline Exposure at such time.

"Revolving Credit Maturity Date" means the date five years after the date hereof.

"Revolving Loan" means a Loan made pursuant to Section 2.01(a).

"SEC" means the Securities and Exchange Commission or any Govern-mental Authority succeeding to any or all of the functions of the Securities and Exchange Commission.

"Secured Obligations" means, collectively, (i) the Obligations, (ii) the Banking Services Obligations and (iii) the Swap Agreement Obligations owing to one or more Lenders or their Affiliates.

"Security Agreement" means each security agreement, general security agreement, pledge agreement, pledge and security agreement and similar agreement and any other agreement from any Loan Party granting a Lien on any of its personal property (including without limitation any Equity Interests owned by such Loan Party), each in form and substance acceptable to the Administrative Agent entered into by any Loan Party at any time for the benefit of the Administrative Agent and the Lenders pursuant to this Agreement, as amended or modified from time to time, and including without limitation all such existing agreements executed pursuant to the Existing Credit Agreement.

"S&P" means Standard & Poor's.

"Solvency" means, on any date with respect to any Loan Party, that the representations in Section 3.13 are correct with respect to such Loan Party.

"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations and is subject to such other terms to the written reasonable satisfaction of the Administrative Agent and the Required Lenders.

"subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

"Subsidiary" means any subsidiary of the Parent.

"Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or the Subsidiaries shall be a Swap Agreement.

"Swap Agreement Obligations" means any and all obligations of the Parent or any of its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) owing to any Lender or any of its Affiliates under any and all Swap Agreements.

"Swingline Canadian Loans" means Swingline Loans made to the Canadian Borrower.

"Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

"Swingline Lender" means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder and, for purposes of making Swingline Canadian Loans, shall mean JPMorgan Chase Bank, N.A., Toronto Branch.

"Swingline Loan" means a Loan made pursuant to Section 2.05.

"Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Transactions" means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

"Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

"U.S. Person" means a "United States person" within the meaning of Section 7701(a)(30) of the Code.

"U.S. Tax Certificate" has the meaning assigned to such term in Section 2.17(f)(ii)(D)(2).

“U.S./Canadian Loan Parties” means all Loan Parties other than Non-U.S./Canadian Guarantors.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unrestricted Cash” means unrestricted cash owned by a Loan Party free and clear of any Lien (other than in favor of the Administrative Agent and the Lenders securing the Secured Obligations or is subject to a control agreement satisfactory to the Administrative Agent).

"US Borrower" means Tesco US Holding LP, a Nevada limited partnership.

“Wholly-Owned Subsidiary” of a Person means, any Subsidiary all of the outstanding Equity Interests of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly‑Owned Subsidiaries of such Person, or by such Person and one or more Wholly‑Owned Subsidiaries of such Person.

"Withdrawal Liability" means liability of any Loan Party or ERISA Affiliate to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

"Withholding Agent" means any Loan Party and the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding mascu-line, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof the Parent migrates to IFRS or there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Parent notifies the Administrative Agent that the Parent requests an amendment to any provision hereof to eliminate the effect of such migration to IFRS or change in GAAP or in the application thereof (or if the Administrative Agent notifies the Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such migration to IFRS or change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such migration or change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For purposes of calculating the financial covenants, any Acquisition or any sale or other disposition outside the ordinary course of business by the Parent or any of the Subsidiaries of any asset or group of related assets in one or a series of related transactions, including the incurrence of any Indebtedness and any related financing or other transactions in connection with any of the foregoing, occurring during the period for which such ratios are calculated shall be deemed to have occurred on the first day of the relevant period for which such ratios were calculated on a pro forma basis reasonably acceptable to the Administrative Agent. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

SECTION 1.05. Foreign Currency Calculations. (a) For purposes of determining the Dollar Equivalent of any Advance denominated in Canadian Dollars or any related amount, the Administrative Agent shall determine the Exchange Rate as of the applicable date with respect to each requested or outstanding Advance denominated in Canadian Dollars and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Advance to be made or repaid on or prior to the applicable date for such calculation).

(b) For purposes of any determination hereunder, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the currency exchange rates in effect on the date of such determination; provided that no Default shall arise as a result of any limitation set forth in Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Section 6.03, 6.04 or 6.05, the amount of each asset disposition, investment or other applicable transaction denominated in a currency other than Dollars shall be translated into Dollars at the currency exchange rate in effect on the date such investment, disposition or other transaction is consummated. Such currency exchange rates shall be determined in good faith by the Borrowers.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the US Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender's Revolving Credit Exposure exceeding such Lender's Commitment or (ii) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the US Borrower may borrow, prepay and reborrow Revolving Loans.

(b)    Amendment and Restatement. This Agreement amends and restates the Existing Credit Agreement as of the Effective Date. All Obligations (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall constitute Obligations under this Agreement and, without limiting the foregoing, the Revolving Loans, Swingline Loans and Letters of Credit (each under and as defined in the Existing Agreement) shall be Revolving Loans, Swingline Loans and Letters of Credit, respectively, under this Agreement (with an Interest Period ending on the same day as the last day of the “Interest Period” if any, under the Existing Agreement and related thereto), and each Lender shall have the Commitments with respect thereto as stated in this Agreement. The Lenders acknowledge and agree that such transfer of rights and interests under the Loan Documents shall take place among the Lenders as of the Effective Date to give effect to the Commitments set forth herein such that each Lender holds each Loan and has a participation in the LC Exposure and Swingline Exposure in accordance with its Commitments hereunder. The Lenders and any Existing Lender which will not continue as a Lender hereunder (an “Exiting Lender”) will make such payments among themselves as directed by the Administrative Agent to give effect to the Commitments hereunder; provided that the Borrowers shall be liable for any breakage costs under Section 2.16 in connection therewith. Nothing herein shall be interpreted to constitute a novation or satisfaction of the Obligations (as defined in the Existing Credit Agreement), and the Obligations hereunder shall be deemed a continuation thereof and shall be entitled to the same collateral with the same priority as the Obligations under and as defined in the Existing Credit Agreement.

SECTION 2.02. Loans and Borrowings. (a)  Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

(b)  Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the US Borrower may request in accordance herewith. Each Swingline Loan to the US Borrower shall be an ABR Loan and Swingline Canadian Loan shall bear interest and be subject to such other terms as may be agreed upon from time to time by the Canadian Borrower and the Swingline Lender in any separate letter agreement or otherwise agreed upon between the Canadian Borrower and the Swingline Lender. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the US Borrower to repay such Loan in accord-ance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of nine Eurodollar Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, the US Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing, the US Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 12:00 noon, Houston time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the US Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

(v) the location and number of the US Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the US Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

SECTION 2.04. Evidence of Debt. (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the US Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(c)  The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(d) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit B. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender may, in its reasonable discretion, make Swingline Loans to a Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Loans exceeding $20,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Swingline Loans, provided that all Swingline Loans to the Canadian Borrower shall be made by JPMorgan Chase Bank, N.A., Toronto Branch.

(b) To request a Swingline Loan, a Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, Local Time, on the day of a proposed Swingline Loan or pursuant to such other procedures and requirements agreed upon between such Borrower and the Swingline Lender. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from a Borrower. If the Swingline Lender determines in its discretion to make such Swingline Loan, and such Borrower and the Swingline Lender have agreed upon the interest rate (provided that if no such agreement on rate is made such Swingline Loan shall be an ABR Loan) and other applicable terms, such Swingline Loan shall be made available to a Borrower by means of a credit to the general deposit account of the applicable Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Any Swingline Loan outstanding in Canadian Dollars shall, upon the giving of such notice by the Swingline Lender, immediately and automatically be converted to and redenominated in Dollars equal to the Dollar Equivalent thereof and shall bear interest at the greater of the Alternate Base Rate or the rate otherwise applicable to such Swingline Loan. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from a Borrower (or other party on behalf of a Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to a Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the US Borrower may request the issuance of Letters of Credit for its own account or the account of any LC Obligor, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event any Letter of Credit is to be issued to any LC Obligor other than the US Borrower, such LC Obligor shall execute and deliver such letter of credit application or other agreement requested by the Issuing Bank and the US Borrower and such LC Obligor shall be jointly and severally liable for all LC Exposure with respect to such Letter of Credit. Letters of Credit may be denominated in Dollars, Canadian Dollars or any other currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the any LC Obligor to, or entered into by the any LC Obligor with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Upon the effectiveness of this Agreement, each Existing Letter of Credit shall, without any further action by any party, be deemed to have been issued as a Letter of Credit hereunder on the Effective Date and shall for all purposes hereof be treated as a Letter of Credit under this Agreement.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the US Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the US Borrower and any other LC Obligor requesting such Letter of Credit also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit or such other agreement reasonably requested by the Issuing Bank. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the US Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Dollar Equivalent of the LC Exposure shall not exceed $50,000,000 and (ii) the sum of the Dollar Equivalent of the total Revolving Credit Exposures shall not exceed the total Commitments.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date four years after the date of the issuance of such Letter of Credit and (ii) the date that is two years after the Revolving Credit Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the US Borrower and other applicable LC Obligors on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the US Borrower or any other applicable LC Obligor for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the US Borrower and each other applicable LC Obligor shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Houston time, on the date that such LC Disbursement is made, if the US Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Houston time, on such date, or, if such notice has not been received by the US Borrower prior to such time on such date, then not later than 12:00 noon, Houston time, on (i) the Business Day that the US Borrower receives such notice, if such notice is received prior to 10:00 a.m., Houston time, on the day of receipt, or (ii) the Business Day immediately following the day that the US Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the US Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the US Borrower's and any other applicable LC Obligor's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If any LC Obligor fails to make such payment when due, (x) such payment obligation outstanding in any currency other than Dollars shall be immediately and automatically converted to and redenominated in Dollars equal to the Dollar Equivalent thereof and shall bear interest at the Alternate Base Rate and (y) the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from any LC Obligor in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from any LC Obligor, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from any LC Obligor pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve any LC Obligor of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. Each LC Obligor's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any LC Obligor's obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to any LC Obligor to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each LC Obligor to the extent permitted by applicable law) suffered by any LC Obligor that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction or mutually agreed upon by the Issuing Bank and all other parties), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the US Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any LC Obligor of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)  Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless such LC Disbursement has been paid in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date such LC Disbursement is reimbursed in full, at the rate per annum then applicable to ABR Revolving Loans; provided that, if any LC Obligor fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the US Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the US Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing, on the Business Day that the US Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, or (ii) any Letters of Credit are outstanding at any time on or after the date 60 days prior to the Revolving Credit Maturity Date, the US Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the US Borrower described in clause (h) or (i) of Article VII or upon the Revolving Credit Maturity Date. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the LC Obligors under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the US
Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the LC Obligors for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. Prior to the Revolving Credit Maturity Date, if the US Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the US Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Houston time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the US Borrower by promptly crediting the amounts so received, in like funds, to an account of the US Borrower maintained with the Administrative Agent and designated by the US Borrower in the applicable Borrowing Request or in such other manner as agreed upon between the Administrative Agent and the US Borrower; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the US Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the US Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the US Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the US Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the US Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The US Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the US Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the US Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the US Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the US Borrower shall be deemed to have selected an Interest Period of one month's duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

(e) If the US Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the US Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments; Increase in Commitments. (a) Unless previously terminated, the Commitments shall termi-nate on the Revolving Credit Maturity Date.

(b)  The US Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the US Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Revolving Credit Exposures would exceed the total Commitments.

(c) The US Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the US Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the US Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the US Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d)    With the prior consent of the Administrative Agent (not to be unreasonably withheld), from time to time the Borrowers may request to increase the Commitments in a minimum amount of $5,000,000, provided that the aggregate increase in the Commitments from the Effective Date shall not exceed $75,000,000 and the Borrowers shall not be permitted to increase the aggregate Commitments more than twice. Any such request to increase the Commitments shall be deemed to be a certification by the Borrowers that at the time of such request, there exists no Event of Default or Default and the representations and warranties contained in Article III are true and correct in all material respects as of such date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date. Any request from the Borrowers to increase the Commitments shall be implemented by one or more existing Lenders agreeing to increase their Commitments (provided that no Lender shall have any obligation to increase any of its Commitments) or by one or more new lenders agreeing to become a Lender hereunder or by any combination of the foregoing, as determined by the Administrative Agent in consultation with the Borrowers. Prior to any such increase in the Commitments becoming effective, the Administrative Agent shall have received:

(i)    copies, certified by the secretary of each Borrower of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the increase in the Commitments;

(ii)    a certificate, signed by a Financial Officer of the Parent, showing that after giving effect to the increase in the total Commitments hereunder, no Event of Default or Default shall occur and the Borrowers shall be in compliance with all covenants in this Agreement;

(iii)    copies of all governmental and nongovernmental consents, approvals, authorizations, declarations, registrations or filings required on the part of any Loan Party in connection with the increase in the Commitments, certified as true and correct and in full force and effect as of the date of the increase by a duly authorized officer of the Parent, or if none are required, a certificate of such officer to that effect;

(iv)    evidence reasonably satisfactory to the Administrative Agent that no Material Adverse Effect shall have occurred with respect to the Parent and its Subsidiaries since the most recent financial statements provided to the Lenders hereunder;

(v)    if requested by the Administrative Agent, a confirmation and consent from each Loan Party to the increase in the Commitments; and

(vi)    such other documents and conditions as the Administrative Agent or its counsel may have reasonably requested.

On the effective date of any such increase, (x) each Lender's pro rata share Revolving Credit Exposure shall be adjusted to equal its pro rata share determined after giving effect to such increase and (y) all Revolving Loans will be replaced with new Revolving Loans hereunder from the Lenders based on such adjusted pro rata share.

SECTION 2.10. Repayment of Loans. (a) The US Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date. The Borrowers hereby unconditionally promise to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date or the demand by the Swingline Lender in its discretion.
(b)    If at any time the Dollar Equivalent of the aggregate Revolving Credit Exposure of all Lenders exceeds the total Commitments, the Borrowers shall promptly repay such excess. If any such excess remains after repayment in full of all outstanding Revolving Loans and Swingline Loans, the US Borrower shall provide cash collateral for the LC Exposure in the manner set forth herein to the extent required to eliminate such excess.

SECTION 2.11. Prepayment of Loans. (a)  The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrowers shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than noon, Houston time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than noon, Houston time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Toronto time, on the date of prepayment or such other time agreed to between the applicable Borrower and the Swingline Lender. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a)  The Borrowers agree to pay to the Administrative Agent for the account of each Lender an unused commitment fee at a per annum rate equal to the Applicable Rate on the average daily amount by which each such Lender's Commitment exceeds the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure, during the period from and including the Effective Date to but excluding the date on which such Commitment terminate. Swingline Loans shall not count as usage of the Commitment of any Lender for purposes of determining such commitment fees. Accrued commitment fees shall be payable in arrears on third Business Day after the last day of March, June, September and December of each year and on the date on which the applicable Commitment terminates, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, provided that such fee shall not be less than $200, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between any Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Once paid, fees shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including any Swingline Loan that is an ABR Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, during the continuance of an Event of Default the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Loan shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) the rate of each participation fee payable under Section 2.12(b)(i) with respect to Letters of Credit shall be increased by 2% per annum and (iii) each ABR Loan shall bear interest at a rate per annum applicable to ABR Loans plus 2% per annum, provided that, during the continuance of an Event of Default under clause (h) or (i) of Article VII, the rates set forth in clauses (i), (ii) and (iii) above shall be applicable to all Loans and Letters of Credit without any election or action on the part of the Administrative Agent or any Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) For the purposes of the Interest Act (Canada) hereunder (i) whenever interest payable pursuant to this Agreement is calculated with respect to any monetary obligation relating to Loans to the Canadian Borrower on the basis of a period other than a calendar year (the “Calculation Period”), each rate of interest determined pursuant to such calculation expressed as an annual rate is equivalent to such rate as so determined, multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the Calculation Period; (ii) the principle of deemed reinvestment of interest with respect to any monetary obligation relating to Loans in Canadian Dollars shall not apply to any interest calculation under this agreement, and (iii) the rates of interest with respect to any monetary obligation relating to Loans to the Canadian Borrower stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the US Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the US Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs. (a)  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or main-taining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receiv-able by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the US Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)  If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

(c)  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the US Borrower pursuant to Section 2.19, then, in any such event, the US Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certifi-cate of any Lender setting forth the amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the US Borrower and shall be conclusive absent manifest error. The US Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Withholding Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by any Loan Party shall be increased as necessary so that net of such withholding (including withholding applicable to additional amounts payable under this Section) the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the US Borrower. The US Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payment. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the US Borrower. The US Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within 10 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient or Beneficial Owner and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within 10 days after the Administrative Agent or the applicable Loan Party (as applicable) delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent or the applicable Loan Party (as applicable). Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the US Borrower and the Administrative Agent, at the time or times reasonably requested by the US Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the US Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the US Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the US Borrower or the Administrative Agent as will enable the US Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) below) shall not be required if in the
Lender's judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such US Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such US Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the US Borrower is a U.S. Person, any Lender with respect to such US Borrower shall, if it is legally eligible to do so, deliver to such US Borrower and the Administrative Agent (in such number of copies reasonably requested by such US Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender's conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit C (a "U.S. Tax Certificate") to the effect that such Lender is not (a) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (b) a "10 percent shareholder" of the US Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the US Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender's obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), "FATCA" shall include any amendments made to FATCA after the date of this Agreement

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything herein to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g).shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party's obligations under this Section 2.17 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

(i) Issuing Bank. For purposes of Section 2.17(e) and (f), the term "Lender" includes any Issuing Bank.

(j) Canadian Lender. If JPMorgan Chase Bank, N.A., Toronto Branch shall not be a Canadian Lender at any time after the Effective Date, then JPMorgan Chase Bank, N.A., Toronto Branch shall use reasonable efforts to designate a different lending office for funding or booking the Swingline Canadian Loans hereunder or issuing Letters of Credit for the account of any Canadian LC Obligor or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates that is a Canadian Lender or, if no such office, branch or Affiliate exists and no Default exists, use reasonable efforts to assign its functions as the Issuing Bank for Letters of Credit to any Canadian LC Obligor and as the Swingline Lender to the Canadian Borrower to a lender that is either a Canadian Lender or would, upon taking such an assignment, be a Canadian Lender. The Borrowers hereby agree to pay all costs and expenses incurred by the Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, any of its Affiliates or any Lender in connection with any such designation or assignment. All parties hereto agree to execute such agreements as reasonably requested by the Administrative Agent to effect such designation or assignment.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursement or otherwise) by noon Local Time, on the date when due, in immediately available funds, without set‑off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices designated to the Borrowers from time to time, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Parent or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if a Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) All proceeds of any realization on the Collateral pursuant to the Collateral Documents and any payments received by the Administrative Agent or any Lender subsequent to and during the continuance of any Event of Default, subject to the obligations secured thereby, shall be allocated and distributed by the Administrative Agent as follows:

(i)    First, to the payment of all fees, costs, expenses and other amounts owing to the Administrative Agent, including without limitation all reasonable attorneys' fees, in connection with the enforcement of the Collateral Documents and otherwise administering the Loan Documents;

(ii)    Second, to payment of any Secured Obligations pro rata among those parties to whom such Secured Obligations are due in accordance with the amounts owing to each of them, provided that the proceeds of any realization on the Collateral may be altered by the Administrative Agent, with the consent of the Lenders, in a manner to maximize the recovery by all Lenders and their Affiliates and which would not decrease the recovery of any Lender; and

(iii)    Third, to the Borrowers, their Subsidiaries or such other Person as may be legally entitled thereto

The order and priority set forth in this Section 2.18(f) and the related provisions are set forth solely to determine the rights and priorities of the Administrative Agent and the Lenders as among themselves, and the order and priority may at any time be changed by the Lenders without the consent of the Borrowers, provided that the order or priority of any payment to the Administrative Agent may only be changed with the consent of the Administrative Agent.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a)  If any Lender requests compensation under Section 2.15, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unrea-sonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders' Revolving Credit Exposures plus such Defaulting Lender's Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders' Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower's obligations corresponding to such Defaulting Lender's LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender's LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b)(i) with respect to such Defaulting Lender's LC Exposure during the period such Defaulting Lender's LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b)(i) shall be adjusted in accordance with such non-Defaulting Lenders' Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender's LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b)(i) with respect to such Defaulting Lender's LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender's then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender's Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

In order to induce the Lenders and the Administrative Agent to enter into this Agreement, each Borrower represents and warrants to each Lender and the Administrative Agent, that the following statements are true, correct and complete (it being understood and agreed that the representations and warranties made on the Effective Date are deemed to be made concurrently with, and giving effect to, the consummation of the Transactions):

SECTION 3.01. Organization; Powers. Each of the Parent and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every juris-diction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Borrower's corporate, limited partnership or similar powers and have been duly authorized by all necessary corporate, limited partnership or similar action and, if required, stockholder, partnership or similar action. This Agreement has been duly executed and delivered by each Borrower and constitutes a legal, valid and binding obligation of each Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Parent or any of its material Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Parent, any of its Subsidiaries or their respective assets, or give rise to a right thereunder to require any payment to be made by the Parent or any of its Subsidiaries, and (d) except as required under the Loan Documents, will not result in the creation or imposition of any material Lien on any asset of the Parent or any of its Subsidiaries, other than Liens permitted under Section 6.02.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Parent has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the 2011 Fiscal Year, reported on by PricewaterhouseCoopers LLP, independent public accountants. Such financial state-ments present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year‑end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above. As of March 31, 2012, Schedule 6.04 sets forth the net intercompany investments, loans and advances between any Loan Party and any Subsidiary that is not a Loan Party.

(b) Since the end of the 2011 Fiscal Year, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Parent and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Each of the Parent and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, and all such real and personal property is free and clear of any Lien except for Liens permitted under Section 6.02. Each Collateral Document is effective to create in favor of the Administrative Agent a legal, valid, perfected and enforceable security interest in the Collateral.

(b) Each of the Parent and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Parent and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent, threatened against or affecting the Parent or any of its Subsidiaries (i) as to which there is a reasonable possi-bility of an adverse determination and that, if adversely deter-mined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions. The Disclosed Matters could not reasonably be expected to result in a Material Adverse Effect.

(b)  Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Parent nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)  Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or reasonably be expected to materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Parent and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither the Parent nor any of its Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Parent and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Pension Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans. No Borrower or Subsidiary has a material contingent liability with respect to any post-retirement benefit under a Canadian Welfare Plan. With respect to Canadian Pension Plans: (a) no steps have been taken to terminate any Canadian Pension Plan (wholly or in part) which could result in any Borrower or Subsidiary being required to make an additional contribution to the Canadian Pension Plan; (b) no contribution failure has occurred with respect to any Canadian Pension Plan sufficient to give rise to a lien or charge under any applicable pension benefits laws of any other jurisdiction; and (c) no condition exists and no event or transaction has occurred with respect to any Canadian Pension Plan which is reasonably likely to result in any Borrower or Subsidiary incurring any material liability, fine or penalty. Each Canadian Pension Plan is in compliance in all material respects with all applicable pension benefits and tax laws; (i) all contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency in accordance with all applicable laws and the terms of each pension plan have been made in accordance with all applicable laws and the terms of each Canadian Pension Plan; (ii) all liabilities under each Canadian Pension Plan are funded, on a going concern and solvency basis, in accordance with the terms of the respective Canadian Pension Plans, the requirements of applicable pension benefits laws and of applicable regulatory authorities and the most recent actuarial report filed with respect to the Canadian Pension Plan and there is no accumulated funding deficit with respect to any Canadian Pension Plan; and (iii) no event has occurred and no conditions exist with respect to any Canadian Pension Plan that has resulted or could reasonably be expected to result in any Canadian Pension Plan having its registration revoked or refused by any administration of any relevant pension benefits regulatory authority or being required to pay any taxes or penalties under any applicable pension benefits or tax laws.

SECTION 3.11. Disclosure. The Parent has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Parent to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent represents only that such financial information was prepared in good faith based upon assumptions believed to be reasonable at the time such projections were made.

SECTION 3.12. Labor Matters. Except as would not reasonably be expected to have a Material Adverse Effect , (a) there are no strikes, lockouts or slowdowns against the Parent or any Subsidiary pending or, to the knowledge of the Borrowers, threatened, (b) the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, and (c) all payments due from the Parent or any Subsidiary, or for which any claim may be made against the Parent or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Parent or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Parent or any Subsidiary is bound.

SECTION 3.13. Solvency. As to Solvency: (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date; (e) no Loan Party is “insolvent” within the meaning of Section 101(32) of the United States Bankruptcy Code (11 U.S.C. § 101, et seq., as amended, and any successor statute); and (f) no Loan Party has incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Loan Party or any of its Affiliates.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)     The Administrative Agent (or its counsel) shall have received from each party thereto either (i) a counterpart of each Loan Document signed on behalf of each party thereto or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission or other electronic imaging of a signed signature page of this Agreement) that each party thereto has signed a counterpart of this Agreement.

(b)     The Administrative Agent shall have received such written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsels for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, and covering such other matters relating to the Loan Parties, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrowers hereby request such counsels to deliver such opinion.

(c)     The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)     The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Parent, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e)     The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out‑of‑pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(f)     The Administrative Agent shall have received all Lien and other searches that the Administrative Agent deems necessary, the Loan Parties shall have delivered UCC termination statements or amendments to existing UCC financing statements with respect to any filings against the Collateral as may be requested by the Administrative Agent and shall have authorized the filing of such termination statements or amendments, the Administrative Agent shall have been authorized to file any UCC and PPSA financing statements that the Administrative Agent deems necessary to perfect its Liens in the Collateral and Liens creating a first priority security interest in the Collateral in favor of the Administrative Agent shall have been perfected.
(g)    All legal (including tax implications) and regulatory matters, including, but not limited to compliance with applicable requirements of Regulations U, T and X of the Board shall be reasonably satisfactory to the Administrative Agent and the Lenders.
(h)    The Parent shall have delivered evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent.

(i)    The Administrative Agent shall have received reasonably satisfactory projected financial statements for the Parent and its Subsidiaries.

(j)    The Administrative Agent shall have received a certificate from a Financial Officer concerning the Solvency and other appropriate factual information with respect to the Parent and its Subsidiaries in form and substance reasonably satisfactory to the Administrative Agent with respect to Solvency.

(k)    All legal (including tax implications) and regulatory matters, including all due diligence reviews of all litigation of the Parent and its Subsidiaries, shall be reasonably satisfactory to the Administrative Agent.

(l)    The Loan Parties shall have delivered such other documents and taken such other actions as the Administrative Agent, the LC Issuer, any Lender or their respective counsel may have reasonably requested, including without limitation all such documents and other actions with respect to the Collateral.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. It is acknowledged and agreed that the Administrative Agent and the Borrower may agree to complete any matters with respect to (x) the Guaranties of the Material Non-U.S./Canadian Subsidiary Guarantors on a post closing basis within 65 days after the Effective Date and (y) the Collateral on a post closing basis within a reasonable time after the Effective Date, but not to exceed 90 days after the Effective Date.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)  The representations and warranties of each Loan Party set forth in this Agreement or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties are expressly limited to any earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).

(b)  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)  In the case of any Letter of Credit to be issued for the account of an LC Obligor other than the Borrower, such LC Obligor shall execute and deliver all agreements, resolutions, certificates and other documents requested by the Issuing Bank.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Parent will furnish to the Administrative Agent and each Lender:

(a)    within 90 days (or such earlier date as the Parent may be required to file, after giving effect to any applicable extensions that have been granted, its applicable annual report by the rules and regulations of the SEC or any applicable stock exchange) after the end of each Fiscal Year of the Parent, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated and consolidating financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied;

(b)    within 45 days (or such earlier date as the Parent may be required to file, after giving effect to any applicable extensions that have been granted, its applicable quarterly report by the rules and regulations of the SEC or any applicable stock exchange) after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent, commencing with the Fiscal Quarter ending March 31, 2012, the consolidated balance sheet and related statements of operations and cash flows for the Parent and the Subsidiaries as of the end of and for such Fiscal Quarter, all certified by one of its Finan-cial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)    within ten Business Days of any delivery of financial statements under clause (a) above and within five Business Days of any delivery of financial statements under clause (b) above, a certificate on behalf of the Parent from a Financial Officer of the Parent (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 5.09(a)(i), 6.04(f), 6.12, 6.13, 6.14 and 6.15, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) describing in reasonable detail any identified material weaknesses, if any, in the design or operation of the internal controls over the financial reporting of the Parent and its Subsidiaries and any progress made since the last such certificate in addressing and curing any such material weaknesses;

(d)    concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any Subsidiary with the SEC or any successor agency, the Toronto Stock Exchange, NASDAQ or with any other securities exchange, or distributed by the Parent to its shareholders generally, as the case may be;

(f)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02. Notices of Material Events. The Parent will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent and its Subsidiaries in an aggregate amount exceeding $250,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement on behalf of the Parent from a Financial Officer of the Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Parent will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Parent will, and will cause each Loan Party and, except to the extent it would not reasonably be expected to result in a Material Adverse Effect, its other Subsidiaries to, pay its obliga-tions, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropri-ate proceedings, (b) the Parent or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Parent will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Parent will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Parent will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants and permit any representatives designated by the Administrative Agent to conduct field examinations of the Collateral, all at such reasonable times and as often as reasonably requested. The Parent shall take all action to ensure that the Administrative Agent and the Lenders shall be entitled to rely on annual audited financial statements of the Parent and its Subsidiaries. The Parent shall take all action to correct in all material respects any material weaknesses in the design or operation of the internal controls over the financial reporting of the Parent and its Subsidiaries within nine months from the date any such material weakness is reported or required to be reported by the rules and regulations of the SEC or any applicable stock exchange.

SECTION 5.07. Compliance with Laws. The Parent will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans and Letters of Credit will be used working capital needs, capital expenditures and general corporate purposes (including Acquisitions permitted hereunder). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Collateral Security; Further Assurances. (a) To guarantee or secure the payment when due of the Secured Obligations, the Borrowers shall execute and deliver, or cause to be executed and delivered, to the Lenders and the Administrative Agent Collateral Documents granting or providing for the following:

(i) Guaranties of all Guarantors; provided that the Guaranties required to be provided by the Material Non-U.S./Canadian Subsidiary Guarantors existing as of the Effective Date shall not be required to be delivered hereunder until the date 60 days after the Effective Date.

(ii) Security Agreements granting a first priority, enforceable Lien and security interest, subject only to Liens permitted by Section 6.02, on all present and future accounts, chattel paper, commercial tort claims, deposit accounts, documents, farm products, fixtures, chattel paper, equipment, general intangibles, goods, instruments, inventory, investment property, letter-of-credit rights (as those terms are defined in the UCC) and all other personal property of each U.S./Canadian Loan Party.

(iii) All other security and collateral described in the Collateral Documents.

(b)    The Parent agrees that it will promptly notify the Administrative Agent of the formation or acquisition of any Subsidiary that is a Guarantor or the acquisition of any assets on which a Lien is required to be granted under 5.09(a)(ii) or (iii) and that is not covered by existing Collateral Documents. The Parent agrees that it will promptly execute and deliver, and cause each such Guarantor to execute and deliver, promptly upon the request of the Administrative Agent, such additional Collateral Documents and other agreements, documents and instruments, each in form and substance reasonably satisfactory to the Administrative Agent, sufficient to grant to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, the Guaranties (in the case of all Guarantors) and Liens (in the case of the U.S./Canadian Loan Parties) contemplated by this Agreement and the Collateral Documents, provided that the Guaranty and related documents of any Non-U.S./Canadian Subsidiary that becomes a Material Non-U.S./Canadian Subsidiary Guarantor after the Effective Date shall not be required to be delivered hereunder until the date 60 days after the Fiscal Quarter during which such Non-U.S./Canadian Subsidiary becomes a Material Non-U.S./Canadian Subsidiary Guarantor. The Parent shall deliver, and cause each other U.S./Canadian Loan Party to deliver, to the Administrative Agent all original instruments payable to it and all securities and other certificates for any Equity Interests owned by it with any endorsements thereto and transfer powers with respect thereto reasonably required by the Administrative Agent. Additionally, the Parent shall execute and deliver, and cause each Guarantor to execute and deliver, promptly upon the request of the Administrative Agent, such certificates, legal opinions, insurance, lien searches, environmental reports, organizational and other charter documents, resolutions and other documents and agreements as the Administrative Agent may reasonably request in connection therewith. If requested by the Administrative Agent, the Parent shall use commercially reasonable efforts to cause each lessor of real property to any U.S./Canadian Loan Party where any Collateral valued in excess of $2,500,000 is located in the U.S. or Canada to execute and deliver to the Administrative Agent an agreement in form and substance reasonably acceptable to the Administrative Agent duly executed on behalf of such lessor waiving any distraint, lien and similar rights with respect to any property subject to the Collateral Documents and agreeing to permit the Administrative Agent to enter such premises in connection therewith. The Borrowers shall execute and deliver, and cause each Subsidiary to execute and deliver, promptly upon the request of the Administrative Agent, such agreements and instruments evidencing any intercompany loans or other advances among the Parent and the Subsidiaries, or any of them, and all such intercompany loans or other advances shall be, and are hereby made, subordinate and junior to the Secured Obligations and no payments may be made on such intercompany loans or other advances upon and during the continuance of a Default unless otherwise agreed to by the Administrative Agent.

(c)     Notwithstanding anything herein to the contrary, the Administrative Agent, the Lenders and the Borrowers agree that (i) Collateral Documents with respect to the perfection of the security interests in the deposit accounts of the Loan Parties shall not be required to be delivered on the Effective Date, provided that the Parent shall deliver, and cause each other U.S./Canadian Loan Party to deliver, within 45 days after the Effective Date, all additional Collateral Documents reasonably requested by the Administrative Agent with respect to the perfection of the security interests in the deposit accounts of the U.S./Canadian Loan Parties and (ii) the pledge of the Equity Interests of Subsidiaries shall be limited to Equity Interests of Subsidiaries owned directly by a U.S./Canadian Loan Party, and any documentation or other requirements, if any, in addition to those delivered as of the Effective Date to create or perfect the pledge of the Equity Interests of Subsidiaries that are not U.S./Canadian Loan Parties but are owned directly by a U.S./Canadian Loan Party may be completed on a post closing basis as agreed to by the Administrative Agent, provided that the Parent agrees, if legally permitted, to deliver, and cause each Subsidiary to deliver, such additional agreements and documents and satisfy such other conditions as reasonably required by the Administrative Agent at any time and within 30 days (or such later date agreed to by the Administrative Agent) after so requested by the Administrative Agent. It is acknowledged and agreed that the Administrative Agent has no obligation to require any such additional documentation or other requirements under this clause (c).

(d)    The Parent may elect at any time to make any Non-U.S./Canadian Subsidiary that is not a Material Non-U.S./Canadian Subsidiary a Guarantor hereunder, provided that the such Non-U.S./Canadian Subsidiary shall (i) execute and deliver to the Administrative Agent a Guaranty or joinder to a Guaranty satisfactory to the Administrative Agent and (ii) shall deliver to the Administrative Agent such certificates, legal opinions, lien searches, organizational and other charter documents, resolutions and other documents and agreements as the Administrative Agent may request in connection therewith, each in form and substance satisfactory to the Administrative Agent. Upon the satisfaction of the requirements in the preceding sentence, such Non-U.S./Canadian Subsidiary shall be a Guarantor hereunder and, other than in connection with the payment in full of the Secured Obligations and the termination of all Commitments, may not be released from such Guaranty except as permitted under Section 9.02.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree with the Lenders that:

SECTION 6.01. Indebtedness. The Parent will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness (i) between Loan Parties and (ii) owing by a Loan Party to a Subsidiary that is not a Loan Party provided that such Indebtedness under this clause (ii) shall be on terms reasonably satisfactory to the Administrative Agent and shall be subordinated to the Secured Obligations hereunder in a manner and by written agreement reasonably satisfactory to Administrative Agent;

(d) Guarantees by the Parent of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Parent or any other Subsidiary, provided that any such Guarantee provided by a Loan Party for the Indebtedness of a Subsidiary that is not a Loan Party shall be on terms reasonably satisfactory to the Administrative Agent and shall be subordinated to the Secured Obligations hereunder in a manner and by written agreement reasonably satisfactory to Administrative Agent;

(e) Indebtedness of the Parent or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $10,000,000 at any time outstanding;

(f) Subordinated Indebtedness;

(g) Indebtedness under any Swap Agreement Obligation owing to any Lender or any Affiliate of a Lender;

(h) Indebtedness of any Person that becomes a Subsidiary after the date hereof in connection with a Permitted Acquisition, provided that (i) the aggregate outstanding principal amount of such Indebtedness shall not exceed $50,000,000, (ii) such Indebtedness exists at the time such Person becomes a Subsidiary or such assets are acquired and is not created in contemplation of such Person becoming a Subsidiary or such Acquisition, (iii) neither the Parent nor any other Subsidiary Guarantees such Indebtedness at any time, and (iv) any extension, renewal or refinancing of such Indebtedness will not increase the original principal amount thereof except by an amount equal to unpaid accrued interest (including capitalized interest increasing the principal thereof) and premium thereon plus other reasonable amounts paid, and fees and expenses, reasonably incurred, in connection with the foregoing;

(i) Indebtedness between Loan Parties and Subsidiaries that are not Loan Parties, to the extent permitted under Section 6.04, provided that any such Indebtedness of a Loan Party owing to a Subsidiary that is not a Loan Party shall be on terms reasonably satisfactory to the Administrative Agent and shall be subordinated to the Secured Obligations hereunder in a manner and by written agreement reasonably satisfactory to Administrative Agent; and

(j) Other unsecured Indebtedness in aggregate outstanding amount not to exceed $50,000,000 minus the amount of outstanding Indebtedness permitted by Section 6.01(e), provided that the aggregate amount of Indebtedness of Non-U.S./Canadian Guarantors permitted under this clause (j) shall not exceed $10,000,000.

SECTION 6.02. Liens. The Parent will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances and Liens created under this Agreement or any Collateral Document;

(b) any Lien on any property or asset of the Parent or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Parent or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) Liens on fixed or capital assets acquired, constructed or improved by the Parent or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(e), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Parent or any Subsidiary; and

(d) Liens securing Indebtedness permitted by Section 6.01(h), provided that such Liens (i) shall only cover the property (including, with respect to floating Liens, types of property) securing such Indebtedness immediately before the relevant Permitted Acquisition and (ii) shall not include Liens incurred in contemplation of the relevant Person becoming a Subsidiary or of such Acquisition.
SECTION 6.03. Fundamental Changes; Sale of Assets. (a) The Parent will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into a Borrower in a transaction in which a Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, provided that, in any such merger involving a Loan Party, the surviving entity is a Loan Party, and (iii) any Subsidiary that is not material may liquidate or dissolve if the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Parent and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) The Parent will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Parent and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

(c) The Parent will not, and will not permit any Subsidiary to sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (in each case, whether now owned or hereafter acquired, but excluding the sale of inventory in the ordinary course of its business), except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, the following sales and other dispositions may be made: (i) sales of obsolete assets not exceeding $15,000,000 in any Fiscal Year, without carry-over of unused amounts from previous Fiscal Years; (ii) sales of rental fleet assets if, both before and after giving effect to such sale, the Loan Parties own at least (A) prior to the date 90 days after the Effective Date, thirty-five (35) top-drive rental fleet units with an average value for such units comparable to the average value of top-drive rental fleet units in the rental fleet of the Loan Parties as of the Effective Date and (B) on or after the date 90 days after the Effective Date, seventy-five (75) top-drive rental fleet units with an average value for such units comparable to the average value of top-drive rental fleet units in the rental fleet of the Loan Parties as of the Effective Date; (iii) sales of other plant, property, and equipment assets (other than rental fleet assets) held for lease or sale and that do not constitute a significant portion of the assets of the Parent and its Subsidiaries, provided that 100% of the Net Cash Proceeds of such sales are used within 270 days after the receipt of such proceeds to purchase other similar plant, property, and equipment assets of comparable value; (iv) a sale of assets that has been disclosed to the Administrative Agent in writing dated as of or prior to the Effective Date; (v) dispositions of assets outside of the ordinary course of business up to an aggregate net book value equal to $5,000,000 during any Fiscal Year; and (vi) transfers of assets among the Parent and its Subsidiaries, provided that that any such transfer shall be deemed an advance subject to the limitations set forth in Section 6.04 (with the amount of any such advance based on the fair market value of the asset transferred). In the case of any such sale or other disposition made in accordance with the provisions of the preceding sentence, such assets may not be sold for an amount which is less than fair market value. If a sale, transfer, lease or other disposition of any asset is permitted by this Section 6.03(c), and at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, then the Administrative Agent shall release its Lien (if any) on such asset.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Parent will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or make any Acquisition, except:

(a) Permitted Investments;

(b) investments and loans existing on the date hereof and set forth in Schedule 6.04, without any increase of the outstanding amount thereof as reduced from time to time;

(c) investments by Loan Parties in the Equity Interests of Loan Parties;

(d) (i) loans or advances made by a Loan Party to another Loan Party, (ii) loans or advances made by any Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party, and (iii) loans or advances made by an Subsidiary that is not a Loan Party to a Loan Party, provided that any such loan or advance under this clause (iii) shall be on terms reasonably satisfactory to the Administrative Agent and shall be subordinated to the Secured Obligations hereunder in a manner and by written agreement reasonably satisfactory to Administrative Agent;

(e) Guarantees constituting Indebtedness permitted by Section 6.01;

(f) Guarantees, investments, loans or advances not otherwise permitted by this Section 6.04 (determined for intercompany investments, loans and advances between any Loan Party and any Subsidiary that is not a Loan Party based on the net amount of such intercompany investments, loans and advances made after March 31, 2012) in an aggregate amount at any one time outstanding not to exceed an amount equal to 10% of Consolidated Tangible Assets (as determined based on the most recent consolidated financial statements required to be provided under Section 5.01(a) or 5.01(b)); and

(g) Acquisitions, provided that: (i) before and after giving pro forma effect thereto (as of the end of the most recently ended Fiscal Quarter of the Parent), no Default exists or would be caused thereby and the representations and warranties contained in the Loan Documents shall be true and correct on and as of the date thereof (both before and after such Acquisition is consummated, except to the extent such representations and warranties are expressly limited to any earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date)) as if made on the date such Acquisition is consummated, (ii) both before and after giving effect to such Acquisition, the aggregate Commitments exceed the sum of the Revolving Loans and the LC Exposure by at least $10,000,000, (iii) the target of such Acquisition is in the oil or gas related business, and (iv) the aggregate consideration paid or payable in connection with any such Acquisition and permitted by this proviso, including without limitation any Indebtedness assumed in connection therewith, all guarantees or other liabilities incurred in connection therewith, and all earn-outs and other deferred payments and other direct or indirect consideration in connection therewith, shall not exceed (x) when aggregated with all other Acquisitions since the Effective Date, $250,000,000 or (y) $50,000,000 for any single Acquisition.

SECTION 6.05. Swap Agreements. The Parent will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Parent or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Parent or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Parent or any Subsidiary.

SECTION 6.06. Restricted Payments. The Parent will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
(a) the Parent may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;
(b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;
(c) the Parent and each Subsidiary thereof may purchase, redeem or otherwise acquire shares of its common stock or other common Equity Interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;
(d) the Parent may make Restricted Payments consisting of redemptions, retirements, acquisitions, cancellations or terminations of any Equity Interests in the Parent in an aggregate amount after the Effective Date not to exceed $50,000,000, provided that, before and after giving pro forma effect to such Restricted Payments, (i) no Default exists or would be caused thereby, (ii) the representations and warranties contained in the Loan Documents shall be true and correct on and as of the date thereof (both before and after giving pro forma effect thereto) as if made on such date, (iii) the Leverage Ratio is less than 2.0:1.0, and (iv) the sum of (A) Unrestricted Cash plus (B) the excess of the aggregate Commitments over the Revolving Loans and the LC Exposure is at least $50,000,000.
(e) the Parent may make other Restricted Payments in any Fiscal Year not to exceed $5,000,000 plus 50% of Consolidated Net Income from the previous Fiscal Year (with no carry-over), provided that, before and after giving pro forma effect to such Restricted Payments, (i) no Default exists or would be caused thereby, (ii) the representations and warranties contained in the Loan Documents shall be true and correct on and as of the date thereof (both before and after giving pro forma effect thereto) as if made on such date, and (iii) the excess of the aggregate Commitments over the Revolving Loans and the LC Exposure is at least $10,000,000.
SECTION 6.07. Transactions with Affiliates. The Parent will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Parent or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Parent and any Subsidiary, or a Subsidiary and any other Subsidiary, and (c) any Restricted Payment permitted by Section 6.06.
SECTION 6.08. Restrictive Agreements. The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Parent or any other Subsidiary or to Guarantee Indebtedness of the Parent or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (or any amendment or modification thereof not expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.09. Change of Name or Location; Change of Fiscal Year. No U.S./Canadian Loan Party shall (a) change its name as it appears in official filings in the state or province of its incorporation or organization, (b) change its chief executive office or mailing address, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state or province of incorporation or other organization, or (e) change its state or province of incorporation or organization, in each case, unless the Administrative Agent shall have received at least thirty days prior written notice of such change and the Administrative Agent shall have acknowledged in writing that either (1) such change will not adversely affect the validity, perfection or priority of the Administrative Agent's security interest in the Collateral, or (2) any reasonable action requested by the Administrative Agent in connection therewith has been completed or taken (including any action to continue the perfection of any Liens in favor of the Administrative Agent, on behalf of Lenders, in any Collateral). No Loan Party shall change its Fiscal Year.

SECTION 6.10. Amendments to Agreements. No Loan Party will, nor will any Loan Party permit its Subsidiary to, amend, supplement or otherwise modify (a) its articles of incorporation, charter, certificate of formation, by-laws or other organizational document, (b) any instrument or agreement evidencing or relating to any Subordinated Indebtedness or (c) any material term of any agreement with respect to any Acquisition, except to the extent, in each instance, such amendment, supplement or other modification would not increase in any material respect any obligation of the Parent or any Subsidiary or adversely affect the rights and interests of the Parent, any Subsidiary or any Lender in any material respect.

SECTION 6.11. Prepayment of Indebtedness; Subordinated Indebtedness.

(a)No Loan Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations and the Indebtedness described on Schedule 6.01 hereto; (ii) Indebtedness secured by Liens permitted by Section 6.02 if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance herewith; and (iii) Indebtedness permitted hereunder upon any permitted refinancing thereof in accordance therewith.

(b)No Loan Party shall make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness.

SECTION 6.12. Leverage Ratio. The Parent will not permit the Leverage Ratio to be greater than 3.00 to 1.0 at any time.

SECTION 6.13. Minimum Net Worth. The Parent will at all times maintain Consolidated Net Worth of not less than the sum of (a) $330,000,000, plus (b) 50% of positive Consolidated Net Income for each Fiscal Year, commencing with the Fiscal Year ending December 31, 2012 and added as of the end of each Fiscal Year, plus (c) 75% of the amount by which Consolidated Net Worth is increased pursuant to any issuance of any Equity Interests of the Parent after the Effective Date.

SECTION 6.14. Interest Coverage Ratio. The Parent will not permit the Interest Coverage Ratio, determined as of the end of each of its Fiscal Quarters for the then most-recently ended four Fiscal Quarters, to be less 3.00 to 1.0 as of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2012.

SECTION 6.15. Consolidated Capital Expenditures. If the Leverage Ratio is greater than 2.0:1.0 as of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2012 (each such Fiscal Quarter, a “Leveraged Fiscal Quarter”), the Parent will not permit Consolidated Capital Expenditures, for each of the four Fiscal Quarters ending after such Leveraged Fiscal Quarter, to be greater than the sum of (i) Consolidated EBITDA calculated for the then most-recently completed four Fiscal Quarters, plus (ii) the Net Cash Proceeds from Asset Sales for the then most-recently completed four Fiscal Quarters.

ARTICLE VII

Events of Default

If any of the following events ("Events of Default") shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepay-ment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Parent or any Subsidiary in or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or waiver thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in all material respects when made;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to any Borrower's existence) or 5.08 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agree-ment contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 15 days after notice thereof from the Administrative Agent to the Parent (which notice will be given at the request of any Lender);

(f) the Parent or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue after expiration of any applicable grace or cure period;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (including without limitation the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Arrangement Act (Canada)) or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Parent or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (including without limitation the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Arrangement Act (Canada)), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar offi-cial for the Parent or any Subsidiary or for a substan-tial part of its assets, (iv) file an answer admit-ting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the fore-going;

(j) the Parent or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $2,500,000 shall be rendered against the Parent, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent or any Subsidiary to enforce any such judgment;

(l) an ERISA Event or the institution of any steps by any Loan Party or any of their respective Subsidiaries or any applicable regulatory authority to terminate a Canadian Pension Plan (wholly or in part) shall have occurred that, when taken together with all other such other events that have occurred, could reasonably be expected, in the opinion of the Required Lenders, to result in liability of the Parent and its Subsidiaries in an aggregate amount exceeding $2,500,000 in any year;

(m) Any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document if the failure continues beyond any period of grace provided for in the applicable Collateral Document, or any Collateral Document granting a Lien shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby or subordination to be created thereunder, except as permitted by the terms of this Agreement or any Collateral Document;

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to a Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then out-standing to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to a Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without present-ment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affili-ates may accept deposits from, lend money to and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor, in consultation with the Borrowers (provided no Default has occurred and is continuing). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and informa-tion as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

The Administrative Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected, or insured or has been encumbered, or that the Liens granted to the Administrative Agent therein have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given the Administrative Agent's own interest in the Collateral in its capacity as one of the Lenders and that the Administrative Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.
Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent's request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent's instructions.
Each Lender hereby agrees as follows: (a) such Lender is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each Report prepared by or on behalf of the Administrative Agent; (b) such Lender expressly agrees and acknowledges that neither the Administrative Agent nor any Related Party (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein, or (ii) shall be liable for any information contained in any Report; (c) such Lender expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent, any of its Related Parties or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties' books and records, as well as on representations of the Loan Parties' personnel and that the Administrative Agent and its Related Parties undertake no obligation to update, correct or supplement the Reports; (d) such Lender agrees to keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party and not to distribute any Report to any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, such Lender agrees (i) that neither the Administrative Agent nor any of its Related Parties shall be liable to such Lender or any other Person receiving a copy of the Report for any inaccuracy or omission contained in or relating to a Report, (ii) to conduct its own due diligence investigation and make credit decisions with respect to the Loan Parties based on such documents as such Lender deems appropriate without any reliance on the Reports or on the Administrative Agent or any of its Related Parties, (iii) to hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Loan Parties, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, any Obligations and (iv) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by the Administrative Agent and any such other Person preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Loan Parties on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases or subordinations of Collateral which shall be permitted by the terms hereof or of any other Loan Document (whether pursuant to a permitted sale or otherwise) or which shall otherwise have been approved by the Required Lenders in writing.

The Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law. Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under any applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In case of the pendency of any proceeding under any proceeding or petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest and other amounts owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrowers, to it at 3993 Sam Houston Parkway North, Suite 100, Houston, Texas 77043-1221, Attention: Robert Kayl, Senior Vice President and Chief Financial Officer (at such telecopy numbers to be determined and supplied by the Borrowers);

(ii) if to the Administrative Agent, Issuing Bank or Swingline Lender, to JPMorgan Chase Bank, N.A. at such address and other contact information as from time to time supplied to the parties hereto by the Administrative Agent; and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or a Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a)  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agree-ment or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effec-tive only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender or, other than pursuant to Section 2.09, increase the aggregate amount of all Commitments, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender (it being understood and agreed that (x) any increase in the total Commitments and related modifications approved by each Lender increasing any of its Commitments and by the Required Lenders shall not be deemed to alter the manner in which payments are shared or alter any other pro rata sharing of payments and (y) any “amend-and-extend” transaction that extends the Revolving Credit Maturity Date only for those Lenders that agree to such an extension (which extension may include different pricing and fees for such extending Lenders, and which extension shall not apply to those Lenders that do not approve such extension) shall not be deemed to alter the manner in which payments are shared or alter any other pro rata sharing of payments), (v) release all or substantially all of the Collateral without the written consent of each Lender, (vi) except as provided in Section 9.02(f), release any material Guarantor without the written consent of each Lender, or (vii) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be. Without limiting the foregoing, Section 2.20 may not be amended or otherwise modified without the prior written consent of the Administrative Agent, the Issuing Bank and the Swingline Lender.
(c) If, in connection with any proposed amendment, waiver or consent requiring the consent of all Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders is not obtained (any such Lender whose consent is not obtained being referred to herein as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Borrowers may elect to replace such Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Non-Consenting Lender pursuant to an Assignment Agreement and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 9.04 applicable to assignments, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(d) Notwithstanding anything herein to the contrary, any Person may be added as a Lender hereunder pursuant to Section 2.09(d) with the written consent of such Person, the Agent (not to be unreasonably withheld) and the Borrowers and subject to the execution of such supplemental assumption agreement and other documents required by the Agent.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent may, with the consent of the relevant Loan Parties only, amend, modify or supplement this Agreement or any of the other Loan Documents as may be reasonably necessary or advisable to cure any error, ambiguity, omission, defect or inconsistency in order to more accurately reflect the intent of the parties, provided that (x) prior written notice of such proposed cure shall be given to the Lenders and (y) the Required Lenders do not object to such cure in writing to the Administrative Agent within five Business Days of such notice.

(f)    Notwithstanding anything to the contrary herein or in any other Loan Document, if (i) a Guarantor is no longer a Subsidiary and (ii) at the time such Guarantor became a non-Subsidiary and immediately after giving effect thereto, no Default shall have occurred and then be continuing, such Guarantor shall be automatically released from its obligations under its Guaranty, without need for any formal action by the Administrative Agent or any Lender; and the Administrative Agent will confirm such release by a notice to the Parent upon receipt of a request therefor.

(g)    Notwithstanding anything to the contrary herein or in any other Loan Document, if (i) a Loan Party sells all of its Equity Interests issued by a Material First-Tier Subsidiary and (ii) at the time of such sale, no Event of Default then existed, then the Administrative Agent shall release its Lien thereon.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a)  The Borrowers shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and any of the other Loan Documents (including without limitation the Collateral and any additional filings, documents, examinations or other actions with respect thereto) or any amendments, modifications or waivers of the provi-sions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrowers shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are deter-mined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrowers, provided that, the Borrowers shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; and

(C) the Issuing Bank.

As used herein, "Ineligible Institution" means a (a) natural person or (b) company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrowers and the Administrative Agent otherwise consent, provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee's compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obliga-tions under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be deemed conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a "Participant") other than an Ineligible Institution, in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers' prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instru-ments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstand-ing and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against each Borrower or its proper-ties in the courts of any jurisdiction.

(c)  Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or here-after have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. (a) Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (vii) with the consent of the Borrowers or (viii) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers. For the purposes of this Section, "Information" means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under appli-cable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act.

SECTION 9.15. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower and LC Obligor in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the "Applicable Creditor") shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than the currency in which such sum is stated to be due hereunder (the "Agreement Currency"), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers and LC Obligors contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TESCO CORPORATION

By     /s/ Julio M. Quintana
Name: Julio M. Quintana
Title: President and Chief Executive Officer

By    /s/ Robert L. Kayl
Name: Robert L. Kayl
Title: Sr. Vice President and Chief Financial Officer

TESCO US HOLDING LP

By:    TESCO CANADA INTERNATIONAL INC.,
its general partner

By    /s/ Dean Ferris
Name: Dean Ferris
Title: President

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By    /s/ Thomas Okamoto
Name: Thomas Okamoto
Title: Authorized Officer

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as the Canadian Swingline Lender and Issuing Bank to Canadian LC Obligors

By    /s/ Thomas Okamoto
Name: Thomas Okamoto
Title: Authorized Officer

AMEGY BANK NA

By    /s/ G. Scott Collins
Name: G. Scott Collins
Title: Senior Vice President

BOKF, NA dba Bank of Texas

By    /s/ Marian Livingston
Name: Marian Livingston
Title: Senior Vice President

COMERICA BANK

By    /s/ David Balderach
Name: David Balderach
Title: Senior Vice President

HSBC BANK USA, N.A.

By    /s/ Ryan Smith
Name: Ryan Smith
Title: Vice President

THE BANK OF NOVA SCOTIA

By    /s/ Wade Talbott
Name: Wade Talbott
Title: Director, Credit Solutions Group

By    /s/ R. Andrew Roberts
Name: R. Andrew Roberts
Title: Director, Commercial Banking

TRUSTMARK NATIONAL BANK

By    /s/ Jeff Deutsch
Name: Jeff Deutsch
Title: Senior Vice President

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